NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces the Acquisition of Hazmasters, Inc.

PITTSBURGH, March 10, 2014 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that WESCO Distribution, Inc., through its wholly owned Canadian subsidiary, has entered into a definitive agreement to acquire Hazmasters, Inc.  Closing is expected to occur in March 2014.

Headquartered in Ontario, Hazmasters generates approximately $80 million in annual revenue from 14 branches across Canada.  Hazmasters is a leading independent Canadian distributor of safety products servicing customers in the industrial, construction, commercial, institution, and government markets.  The addition of Hazmasters further expands WESCO’s presence in Canada and strengthens the company’s portfolio of MRO products and services.

Mr. John J. Engel, WESCO's Chairman, President, and Chief Executive Officer, stated, “Hazmasters has an excellent reputation for providing a comprehensive offering of safety products and superior customer service to a wide range of customers across Canada. This is WESCO’s second safety-related acquisition in the last two years. This acquisition is expected to be accretive to earnings by approximately $0.05 per diluted share in the first year of operation.”

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2013 annual sales were approximately $7.5 billion. The Company employs approximately 9,200 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com